Exhibit 19

CONSUMERS BANCORP, INC.

Insider Trading

and

Section 16 Reporting Policy

Revision Date:

April 13, 2023

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

Table of Contents

OVERVIEW OF POLICY		3
INSIDER TRADING CONCEPTS		4
What is "Inside" Information?	4
What is Material Information?	4
What is Non-public Information?	4
POLICY STATEMENT AND TRADING GUIDELINES		5
Prohibition Against Trading While In Possession of Material Non-Public Information	5
Transactions by Family Members	5
Transactions by Entities that You Influence or Control	5
This Policy applies to any entities that you control, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. Pre-Clearance Policy for Trading While Not in Possession of Material Non-Public Information	5
Additional Prohibited Transactions	6
Exception for Trading Plans Implemented in Accordance with SEC Rule 10b5-1	6
SECTION 16 REPORTING		8
Overview	8
Gifts	9
Consequences of Delinquent Filings	9
Section 16 Compliance Program	9
A. Designated Filing Coordinator		9
B. Preparation and Filing		10
C. The Ultimate Responsibility Rests on You		10
RISK IDENTIFICATION & THE CONTROL ENVIRONMENT		10
Review of Policy	10
Management Oversight/Authority & Responsibility	10
Training & Employee Awareness	10
Monitoring & Independent Reviews	11
Record Retention	11
ATTACHMENT A		11
Employee and Director Certification Form	11
Employee or Director Acknowledgment	11
ATTACHMENT B		12
Members of the Board of Directors	12
Section 16 Officers	12
Other individuals who may have material insider information due to their position:	12

Page ii

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

OVERVIEW OF POLICY

Consumers Bancorp, Inc. (“CNB” or the “Company”) is a public company, the common stock of which is registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Exchange Act, CNB files periodic reports and proxy statements with the Securities and Exchange Commission (“SEC”). Investment by executive officers, directors and employees in CNB stock is generally desirable and encouraged. However, it is important that investing in the Company’s securities does not create the appearance of impropriety, and that all investment activities comply with applicable laws and regulations.

As a director, executive officer or employee of a public company, you have the responsibility not to participate in the market for CNB stock while in possession of material, non-public information about the Company. You also have the responsibility not to participate in the market for securities of any other publicly traded company while in possession of material non-public information that was obtained in the course of your involvement with the Company. There are harsh civil and criminal penalties if you trade securities while in possession of material, non-public information, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material non-public information, you will not only have to pay back any money you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, CNB could be held liable for your violations of insider trading laws.

Our directors and executive officers also have the responsibility to comply with the “short-swing profit” rule in Section 16(b) and file periodic reports regarding changes in ownership of CNB stock pursuant to Section 16(a) of the Exchange Act. Violations or failure to comply with these Section 16 restrictions can also result in SEC enforcement action against those individuals.

In order to promote compliance with applicable laws and regulations, and to help avoid these harsh consequences, CNB has developed this Insider Trading and Section 16 Reporting Policy (the “Policy”) to briefly explain the insider trading laws and set forth the Company’s policies and guidelines with respect to transactions in Company securities. The Policy also sets forth pre-clearance requirements and procedures for executive officers, directors and designated individuals, and describes the procedures our executive officers and directors should follow to ensure the timely filing of their Section 16 reports with the SEC. However, it does not address all possible situations that you may face. In addition, you need to review and understand CNB’s Information Disclosure Policy that describes your obligations under the Exchange Act regarding the selective disclosure of confidential information to ensure compliance with SEC Regulation FD, which requires “fair disclosure” of material, non-public information.

This Policy applies to all directors, executive officers and employees of the Company and its direct and indirect subsidiaries, and to family members, other members of a person’s household and entities controlled by a person covered by this Policy (as more fully described below). The Company may also determine that other persons should be subject to this Policy, such as contractors who may have access to material non-public information.

This Policy applies to all trading or other transactions in the Company’s securities, including purchases, sales and bona fide gifts of Company securities. This Policy also prohibits trading or other transactions in the securities of any other publicly traded company while in possession of material non-public information that was obtained in the course of your involvement with the Company. When used in this Policy, the term “securities” should be interpreted broadly and includes, without limitation, the Company’s (or such other company’s) common stock, options to purchase common stock, or any other type of securities including but not limited to other equity awards, preferred stock, debt securities, convertible securities, warrants, as well as derivative securities such as exchange-traded put or call options or swaps relating to the Company’s securities (whether or not issued by the Company).

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

INSIDER TRADING CONCEPTS

What is "Inside" Information?

Inside information includes anything you become aware of because of your “special relationship” with the Company as an employee, executive officer or director, which has not been disclosed to the public. The information may be about the Company or any of its bank subsidiaries or other affiliates. It may also include information you learn about another company, for example, companies that are current or prospective customers or suppliers to a bank subsidiary or those with which the Company may be in negotiations regarding a potential transaction.

What is Material Information?

Information is material if a reasonable investor would think that it is important in deciding whether to buy, sell or hold securities. Information that could be expected to affect the market price of the stock should be considered material. Either good or bad information may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. If you are unsure whether the information is material, assume it is material.

Examples of information that ordinarily would be regarded as material in particular situations include, but are not limited to:

Company financial performance;

estimates or projections of future earnings or losses;

events that could result in restating financial information;

a proposed merger, acquisition or sale;

beginning or settling a major lawsuit;

regulatory agency investigation;

management changes;

changes in dividend policies;

declaring a dividend or stock split;

a stock or bond offering; or

winning a large new contract (or losing a large contract).

What is Non-public Information?

Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible press release or in SEC filings, for example) and people have had an opportunity to see or hear it. Therefore, you should not buy or sell stocks or other securities before the public announcement of material information and the passage of sufficient time to allow the market to absorb the information. As a general rule, information should not be considered to be fully absorbed by the marketplace until after the second full trading day after the day on which the information is released.

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

POLICY STATEMENT AND TRADING GUIDELINES

Prohibition Against Trading While In Possession of Material Non-Public Information

No director, executive officer or employee of the Company (or other person designated as subject to this Policy) may, directly, or indirectly through family members or other persons or entities, engage or recommend others engage in transactions in, purchase or sell stocks or other securities of CNB or of any other company when aware of any material, non-public information about that company, no matter how you learned the information. You also must not “tip” or otherwise give material, non-public information to anyone, including people in your immediate family, friends or anyone acting for you (such as a stockbroker), and must not assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in, or suggest that others trade in, that company's securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically provided under the heading “Exception for Trading Plans Implemented in Accordance with SEC Rule 10b5-1.”

Transactions by Family Members

This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) (collectively, “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company's securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you control, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. Pre-Clearance Policy for Trading While Not in Possession of Material Non-Public Information

Directors, Section 16 Officers and other individuals listed on (or who become “insiders” as described in) Attachment B (“Designated Employees”), as well as the Family Members and entities controlled by such persons, may not trade at any time, without prior clearance. If you are a director, Section 16 Officer or Designated Employee, before trading in CNB stock you must contact the President/CEO or the CFO to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated trade. When practical, pre-clearance will be granted in a written format, otherwise it will be granted orally. “Trading” includes not only purchases and sales of stock, but also acquisitions and dispositions of equity derivative securities and stock swap agreements, the exercise of certain options, warrants, puts and calls, etc. In addition, gifts shall be subject to this Policy (including pre-clearance and blackout restrictions).

Restricted trading periods (commonly referred to as “black out” periods) are periods designated by CNB as times in which directors, Section 16 Officers and other Designated Employees, their Family Members and entities controlled by such persons may not trade in CNB stock regardless of your actual possession or non-possession of material, non-public information. These restricted trading periods are instituted by CNB for a variety of reasons. One such restricted trading period is instituted prior to CNB releasing its quarterly results. This restricted trading period begins one full calendar week prior to the end of every calendar quarter and lasts until two full trading days after CNB releases its results for that quarter.

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

The Sarbanes-Oxley Act of 2002 also requires the Company to absolutely prohibit all purchases, sales or transfers of CNB securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. You will be contacted when these or other restricted trading periods are instituted.

If, upon requesting clearance, you are advised that Company stock may be traded, you may buy or sell the stock within two business days after clearance is granted, but only if you are not otherwise in possession of material, non-public information. If for any reason the trade is not completed within two business days, pre-clearance must be obtained again before stock may be traded.

If, upon requesting clearance, you are advised that Company stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable. In sum, it is critical that our directors, Section 16 Officers and other Designated Employees obtain pre-clearance of any trading to prevent both inadvertent Section 16(b) or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development).

Additional Prohibited Transactions

It is improper and inappropriate to engage in short-term or speculative transactions involving Company securities. It is the Company’s policy that no director, executive officer or employee of the Company or other person subject to this Policy shall engage in any of the following activities with respect to Company securities:

●	Trading securities on a short-term basis. Any Company security purchased must be held for a minimum of six months and ideally longer.

●	Purchases of Company securities on margin/pledging of securities.

●	Buying or selling puts or calls

●	Hedging or options trading.

Exception for Trading Plans Implemented in Accordance with SEC Rule 10b5-1

Definition of Trading Plan.

This Policy does not prohibit the purchase or sale of CNB stock made by you in accordance with a pre-existing written plan, contract or arrangement under Rule 10b5-1 under the Exchange Act, provided the procedures described in this section are complied with. Rule 10b5-1 provides a defense from insider trading liability under Rule 10b-5. Rule 10b5-1 provides that a person's purchase or sale is not “on the basis of” material non-public information if the person making the purchase or sale demonstrates that before becoming aware of the information, the person had:

●	Entered into a binding contract to purchase or sell the security,

●	Instructed another person to purchase or sell the security for the instructing person's account, or

●	Adopted a written plan for trading securities (a “Trading Plan”) that satisfies certain requirements specified in the Rule.

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

The Trading Plan must be documented in writing, entered into in good faith and established prior to the transaction(s) in question at a time when you are not aware of material inside information. The Trading Plan must specify the price, amount and date of trades or provide a formula or mechanism to be followed. The amount can be either a specified number of shares or dollar value of securities. The price can be the market price on a particular date, a “floor” price, or a particular dollar price. The Trading Plan cannot provide you with the ability to exercise any later influence over how, when and whether to conduct purchases or sales under the plan. The Trading Plan must include a cooling-off period before trading can commence that satisfies the requirements in the Rule as further explained below. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions), and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Certain representations must be included in director and Section 16 Officer plans. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to the Trading Plan throughout its duration. Certain Trading Plan modifications would be treated as termination of an existing plan and entry into a new plan, and certain Trading Plan modifications and terminations may require Company disclosures. Accordingly, Trading Plan modifications and terminations also must be pre-approved in accordance with this Policy.

Procedures Applicable to Trading Plans.

No purchase or sale of CNB stock shall be treated as having been made pursuant to a Rule 10b5-1 Trading Plan under this Policy unless the following procedures and requirements are met:

●	The Trading Plan complies with the requirements of Rule 10b5-1.

●	The Trading Plan is established when no blackout period is in effect.

●

The Trading Plan has been approved by the President/CEO or the CFO (the “Approving Officer”) and the Approving Officer has certified such approval in writing. This pre-clearance requirement applies to the establishment, modification or termination of any plan, arrangement or trading instructions, involving potential sales or purchases of shares, option exercises and sales or gifts, and applies even if you have been assured by a broker, personal attorney, financial advisor or other professional that the trading arrangement meets the requirements of Rule 10b5-1.

●	The person establishing the Trading Plan has certified to the Approving Officer in writing no earlier than two business days prior to the date that the Trading Plan is formally established, that:

o

Such person is not in possession of material non-public information concerning the Company and all such trades to be made pursuant to Trading Plan will be made strictly in accordance with the terms of the Trading Plan and Rule 10b5-1;

o

Such person has no other overlapping Rule 10b5-1 Trading Plans in place and, if the Trading Plan is for a single trade, has not had any other single-trade Trading Plan in place in the last 12 months; and

o	The Trading Plan complies with the requirements of Rule 10b5-1.

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

In addition, Section 16 Officer and director Trading Plans must include representations at the time of adoption or modification that (i) the person is not aware of material non-public information about the Company or Company securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

●

For Section 16 Officers and directors, no transaction may take place under the Trading Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Trading Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Trading Plan was adopted or modified (as specified in Rule 10b5-1), subject to a maximum cooling-off period of 120 days after adoption or modification of the plan.

●

For persons other than Section 16 Officers and directors, no transaction may take place under a Trading Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Trading Plan.

●	Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Trading Plan at the same time.

●

Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Trading Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Trading Plan as a single transaction in any 12-month period.

●

You must act in good faith with respect to a Rule 10b5-1 Trading Plan. A Rule 10b5-1 Trading Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Trading Plan are not prohibited, a Rule 10b5-1 Trading Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration. In addition, certain plan modifications are treated under the Rule as the termination of a plan and entry into a new plan and may require the Company to make certain disclosures. Accordingly, any Trading Plan modifications or terminations must be pre-approved by an Approving Officer.

●	You may not enter into any transaction in Company securities while your Trading Plan is in effect.

No approval of a Trading Plan by the Approving Officer shall be considered the Approving Officer's or the Company's confirmation that the Trading Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Trading Plan to ensure that such plan complies with the requirements of Rule 10b5-1.

The Company and the Company’s Section 16 Officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Section 16 Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances. The approval or adoption of a pre-planned selling program in no way reduces or eliminates a Section 16 Officer’s or director’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder.

SECTION 16 REPORTING

Overview

The SEC’s rules under Section 16(a) of the Exchange Act as well as Rule 144 under the Securities Act of 1933 impose reporting requirements on executive officers, directors and 10% shareholders. If there is any change in your ownership of CNB securities at any time, other than through certain exempt Company benefit plans, you will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction. For transactions under Rule 10b5-1 trading plans or certain discretionary transactions within exempt Company benefit plans (for example, fund switching transactions), the Form 4 may not be due until the second business day following the date your broker or plan administrator notifies you of the execution date, but in no event more than five business days after the execution date.

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

Sales of CNB securities by its “affiliates” are subject to specific regulations under the federal securities laws. Rule 144 under the Securities Act of 1933 provides a “safe harbor” procedure under which certain sales by affiliates are permitted. Each officer and director is deemed to be an “affiliate” and thus each officer and director need to comply with Rule 144 when selling common shares held either directly or beneficially.

Form 144 is required if more than 5,000 shares or shares valued at more than $50,000 are sold during any three-month period. Further, Rule 144 places limitations on the number of common shares that may be sold under the safe harbor rule. Generally, the number of common shares that may be sold in any three-month period is 1% of the outstanding shares of the same class being sold.

You are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited.

Gifts

As long as a gift of shares is bona fide, it is an exempt transaction for purposes of the Section 16 profit recovery provisions. However, you could be exposed to Section 16 liability if you make a gift of shares to a family member or related entity and that donee sells the shares within six months. Thus, except in the case of gifts of shares to a public charity, it is recommended that you have an understanding with the donee to obtain your clearance prior to a sale of any gifted shares. Although exempt from profit recovery under Section 16, gifts must be reported, and dispositions of securities by gift must be reported on Form 4 no later than two business days after the gift. In addition, gifts are subject to the Insider Trading Policy and Trading Guidelines as set forth above.

Consequences of Delinquent Filings

The consequences of a late filing or the failure to file required Section 16 reports are significant:

●	public embarrassment to you and the Company from required disclosures in the proxy statement and Form 10-K;

●	potential SEC enforcement actions against you, such as a cease-and-desist order or injunction against further wrongdoing; and

●	for egregious or repeated violations, possible criminal penalties can be imposed which can include SEC fines of up to $5,000 per day for each filing violation and/or imprisonment.

Section 16 Compliance Program

Under SEC rules, the preparation and filing of Section 16(a) reports is your sole responsibility. However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules, the Company has determined that it is prudent to provide you with assistance in preparing and filing your reports. In this regard, the following compliance procedures have been implemented:

Designated Filing Coordinator

The CFO and other select members of the Accounting Department can assist all executive officers and directors in preparing, reviewing and filing all Forms 3, 4 and 5. A Form 3 initial report has been filed for all current executive officers and directors.

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

Preparation and Filing

If you have any transaction or change in ownership in your Company stock or other equity securities (including derivative securities, and including any gifts), please report the transaction(s) to the Filing Coordinator no later than the execution date of the transaction. The Filing Coordinator will contact you each July to coordinate preparation of your Form 5 (if applicable).

Upon receiving the details of the transaction(s) from you, the Filing Coordinator will prepare each Form 4 and Form 5 on your behalf. Due to the short two-day period in which to file the reports, the Filing Coordinator may have the Form executed on your behalf using the power of attorney that you have granted to the Company for this purpose and will file the completed Form with the SEC. As discussed above, the SEC must receive the Form 4 no later than the second business day following almost any transaction (including for dispositions by gift), and Form 5 must be received by August 14th each year, so time is of the essence. The Filing Coordinator will send you a copy of the Form 4 or 5 as filed with the SEC promptly following the filing. Please contact the Filing Coordinator immediately if you believe there may be any errors in the filing. If so, the Filing Coordinator will promptly amend the Form. In most cases, the filing of an amendment to correct information will not result in the initial filing being deemed a late filing; so no proxy disclosure or other penalties should apply.

The Ultimate Responsibility Rests on You

While the Company has decided to assist executive officers and directors with Section 16 compliance, you should recognize that it will remain your legal obligation to ensure that your filings are made timely and correctly, and that you do not engage in unlawful short-swing transactions. The Company can only facilitate your compliance to the extent you provide the Company with the information required by this Policy. The Company does not assume any legal responsibility in this regard. If you would like more detailed information regarding your Section 16 obligations, please contact the Filing Coordinator.

RISK IDENTIFICATION & THE CONTROL ENVIRONMENT

Review of Policy

The board of directors, or its designee, shall approve this Policy at least annually, making such revisions and amendments as it deems appropriate.

Management Oversight/Authority & Responsibility

The Chief Financial Officer is responsible for the development, implementation and oversight of this policy and the procedures which support it as outlined above, including maintenance of the list of Directors and employees who are most likely to possess material non-public information (see Attachment B to this Policy); however, compliance with this policy is the shared responsibility of the CNB directors and employees, and all will be held accountable for protecting the Company’s reputation from damage which could be caused by a failure to abide by the provisions outlined herein.

Training & Employee Awareness

Training relative to Insider Trading and Section 16 Policy requirements, internal control objectives, and assigned responsibilities is achieved through the cooperative effort of the Chief Financial Officer, the Human Resource Department and the Chairman of the Board of Directors who are responsible for incorporating these objectives into routine procedures and department controls.

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

This Insider Trading & Section 16 Reporting Policy shall be presented to new members of the CNB Board of Directors, or those of its subsidiaries and/or affiliates, as applicable, and each new Director shall sign a certification form acknowledging that he/she has read the Policy, understands its provisions, and agrees to abide by them.

This Insider Trading & Section 16 Reporting Policy shall be presented to every new employee as part of the Human Resources Department's new employee orientation. The person conducting the orientation session shall provide the new employee with a brief explanation of the Code and its importance and shall answer any questions regarding the Code. Following this introduction, the employee shall read the Policy and sign a certification form acknowledging that they have done so, that they understand its provisions, and agree to abide by them.

On an annual basis, all employees shall review and recertify that they have read this Insider Trading & Section 16 Reporting Policy, understand its provisions, agree to abide by them, and have complied with them over the past year. The Directors affirmative vote to approve this Policy on an annual basis will be used as support that they have read and understand the provisions of this Insider Trading Policy.

Monitoring & Independent Reviews

Internal Audit will periodically test compliance with this Insider Trading and Section 16 Reporting policy based upon a schedule approved by the Audit Committee.

Record Retention

Original and revised copies of the Information Disclosure Policy will be kept on file in the Accounting Department. All related certification forms will be kept on file in the Human Resource Department.

Required filings pursuant to this policy will be kept in accordance with SEC Section 16 guidelines with the Filing Coordinator.

ATTACHMENT A

Employee and Director Certification Form

I hereby certify that I have received and read the Corporate Policy Regarding Insider Trading and Section 16 Reporting (Insider Trading Policy). I further certify that I understand the provisions of the Insider Trading Policy and that I agree to abide by and conform to the requirements of the policy at all times during my employment or tenure as a Director. I further certify that I had an opportunity to ask questions regarding the provisions of the Insider Trading Policy and that any questions which I had were answered to my satisfaction.

I understand that my failure to comply with the provisions of the Insider Trading Policy may be cause for dismissal or other disciplinary actions.

Employee or Director Acknowledgment

Employee’s or Director’s Signature	Date

Employee’s or Director’s Name

Insider Trading and Section 16 Reporting Policy	Revision date: April 13, 2023

ATTACHMENT B

List of positions that are most likely to possess material non-public information.

Members of the Board of Directors

All outside and inside directors

Section 16 Officers

President / CEO

Chief Financial Officer

Senior Loan Officer

Chief Credit Officer

Chief People Officer

Chief Information Officer

SVP, Retail Operations and Sales

Other individuals who may have material insider information due to their position:

Controller

Staff Accountant

Executive Administrative Assistant

If at any time other CNB employees, not listed above are provided with material non-public information, they are to be advised that they are an insider and need to refrain from trading in CNB stock. It is the responsibility of the employee or director disclosing the material non-public information to inform the employee at the time they become an insider.